Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Uni-Pixel, Inc. and subsidiaries:

We consent to the incorporation by reference of our report dated March 8, 2012, with respect to the consolidated balance sheets of Uni-Pixel, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, and shareholders’ equity (deficit) for the years ending December 31, 2011 and 2010, included in this Registration Statement on Form S-3and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ PMB Helin Donovan
Austin, TX
May 24, 2012